UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2008

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation)
1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)
707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Results of Operations and Financial Condition.

                    On November 3, 2008, Forest Oil Corporation (Forest) issued a press release announcing its financial and operational results for the third quarter of 2008 and updated 2008 guidance.  The press release is furnished and attached to this current report as Exhibit 99.1.  The press release contains certain non-GAAP financial information.  The reconciliation of such information to GAAP financial measures is included in the release.

Item 7.01.          Regulation FD Disclosure.

                    The information set forth under Item 2.02 of this Current Report on Form 8-K is hereby incorporated in Item 7.01 by reference.

                    The information under Items 2.02 and 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Items 2.02 and 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 8.01.          Other Events.

                    Previously, Forest had disclosed that it had entered into an asset purchase and sale agreement regarding the sale of properties that was expected to close in the fourth quarter, subject to customary closing conditions.   Upon closing, Forest expected to receive total proceeds of approximately $258 million.  At the instigation of the purchaser, Forest is currently in discussions that may result in modifications to the terms of the transaction.  The foregoing divestiture is part of Forest’s previously announced plan to complete asset divestitures in 2008 for total proceeds of approximately $350 million.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit	Description

	99.1	Forest Oil Corporation press release dated November 3, 2008, entitled “Forest Oil Announces Third Quarter 2008 Results; Continues to Control Cash Costs”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated:	November 4, 2008	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

99.1	Forest Oil Corporation press release dated November 3, 2008, entitled “Forest Oil Announces Third Quarter 2008 Results; Continues to Control Cash Costs”.